BUSINESS WIRE 40 EAST 52ND STREET NEW YORK, NY 10022	DIRECT LINE NUMBER (212) 752-9600

FOR IMMEDIATE RELEASE

BNY MELLON ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.
ANNOUNCES FINAL RESULTS OF QUARTERLY TENDER OFFER

NEW YORK, NY, February 15, 2023 — BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. (the "Fund") today announced the final results of its quarterly tender offer (the "Tender Offer") for up to 2.5% of the Fund's issued and outstanding shares of common stock (the "Shares").

The Tender Offer, which expired at 5:00 p.m. Eastern time on February 14, 2023, was oversubscribed.

Therefore, in accordance with the terms and conditions of the Tender Offer, the Fund will purchase Shares from all tendering shareholders on a pro rata basis, after disregarding fractions, based on the number of Shares properly tendered ("Pro-Ration Factor"). The final results of the Tender Offer are provided in the table below.

Number of Shares Tendered	Number of Tendered Shares to Be Purchased	Pro-Ration Factor	Purchase Price*
223,385	52,810	0.237384	$82.80

*Purchase Price is equal to 100% of the Fund's net asset value per Share as of December 31, 2022.

If you have questions about the Tender Offer and hold Shares through a broker or other nominee holder, you can call your broker or other nominee holder directly. You may also call Georgeson LLC ("Georgeson"), the Fund's Tender Offer information agent, toll free at (877) 278-9670, with any questions.

The terms and conditions of the Tender Offer were set forth in the Fund's Offer to Purchase, the related Letter of Transmittal and other related documents. The Fund filed with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule TO and related exhibits, including an Offer to Purchase, a related Letter of Transmittal and other related documents (the "Offer Documents"). Shareholders may obtain copies of the Offer Documents, without charge, by contacting Georgeson toll free at (877) 278-9670. Shareholders can also obtain the Offer Documents free of charge on the SEC's website at www.sec.gov.

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BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. is a diversified, closed-end management investment company. BNY Mellon Investment Adviser, Inc., the investment adviser for the Fund, is part of BNY Mellon Investment Management. BNY Mellon Investment Management is one of the world's largest asset managers, with $1.8 trillion in assets under management as of December 31, 2022. Through an investor-first approach, BNY Mellon Investment Management brings to clients the best of both worlds: specialist expertise from seven investment firms offering solutions across every major asset class, backed by the strength, stability, and global presence of BNY Mellon. Additional information on BNY Mellon Investment Management is available on www.bnymellonim.com.

BNY Mellon Investment Management is a division of BNY Mellon, which has $44.3 trillion in assets under custody and/or administration as of December 31, 2022. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

BNY Mellon Investment Management's website is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate the website in this release.

The Fund's investment returns and principal values will fluctuate so that an investor's shares may be worth more or less than the original cost. There is no assurance that the Fund will achieve its investment objective.

For Press Inquiries: BNY Mellon Investment Adviser, Inc. Courtney Woolston (212) 635-6027	For Other Inquiries: BNY Mellon Securities Corporation The National Marketing Desk 240 Greenwich Street New York, New York 10286 1-800-334-6899